WOOZYFLY.com

PET EXPRESS SUPPLY, INC.

July 18, 2008

Todd R. Bomser, CPA
Spiewak, Gottesman, Bomser & Company, P.A.
8211 West Broward Boulevard, Suite 440
Plantation, FL 33324

Dear Todd:

On behalf of Pet Express Supply, Inc., a Nevada corporation (the "Corporation"), I am pleased to offer you the position of Chief Financial Officer of the Corporation. In this position you will provide the services and have the duties and responsibilities customarily associated with the position of Chief Financial Officer of a corporation. We would like you to begin work at the Corporation on July 18, 2008. This employment is "at-will," absent a written agreement signed by the Corporation's Chief Executive Officer or a designated authorized representative.

In your position as Chief Financial Officer, you will work 20 hours per week, and receive a base salary of Two Thousand Dollars ($2,500.00) per month, payable in accordance with the Corporation's normal payroll practices.

You will have the benefits granted to the other executives of the Corporation, including participation in the Corporation's current medical plan. The Corporation shall reimburse you for all expenses reasonably incurred by you in connection with the performance of your Services hereunder and the business of the Corporation, including reasonable travel expenses incurred in connection with travel at the request of the Corporation, upon submission of appropriate vouchers and receipts and approval thereof in accordance with Corporation policy.

You agree to treat as confidential all information, knowledge and data relating to or concerned with the Corporation's operations, sales, business and affairs which the Corporation maintains as confidential and is recognized as confidential by applicable law ("Confidential Information"). You will not at any time hereafter prior to three (3) years after the termination of your employment hereunder, disclose or divulge any such information, knowledge or data to any person, firm or corporation, other than to the Corporation or its designees or except as may otherwise be required or approved for disclosure in connection with the business and affairs of the Corporation and its affiliates. Notwithstanding anything in the foregoing to the contrary, such information as is generally known or becomes known through no fault of yours in the industry or to the public, and such information as may be disclosed by court order or otherwise under legal compulsion, shall not be considered Confidential Information pursuant to this paragraph; and at no time shall any information known by you prior to your employment hereunder be considered Confidential Information pursuant to this paragraph.

You understand the Corporation is also engaging Spiewak, Gottesman, Bomser & Company, P.A., the firm in which you are a member (the "Firm"), to provide outside accounting services to the Corporation. You agree that, during your employment hereunder, except for the Firm, you will not have any material interest in or be employed by or accept any remuneration, compensation or fees from any person, firm or business entity with whom the Corporation maintains or establishes any business relationship, including any customer or supplier of the Corporation, and that you will not accept any substantial gift, emolument or gratuity from any person, business or firm with whom the Corporation has any business dealing, other than customary business entertainment.

If you believe this letter accurately sets forth our agreement, please indicate so by signing below and returning the original to me.

Sincerely,

PET EXPRESS SUPPLY, INC.,

By:____________________________
Jonathan Bomser

By signing this letter, I acknowledge my acceptance of the position and the terms listed above. I also understand that this offer should not be construed as a guarantee of employment for any specific duration. This employment is "at-will," absent a written agreement signed by the Corporation's Chief Executive Officer or a designated authorized representative.

____________________________ *Date:* 7/21/08
Todd R. Bomser